News Release
HEALTHCARE REALTY REPORTS FIRST QUARTER 2026 RESULTS AND INCREASES FULL YEAR 2026 GUIDANCE
NASHVILLE, Tennessee, April 30, 2026. Healthcare Realty Trust Incorporated (NYSE:HR) today announced results for the first quarter ended March 31, 2026. In addition, the Company announced an increased 2026 Normalized FFO guidance range of $1.59 to $1.65 per share (diluted), a $0.01 increase at the midpoint, and an increased Same Store Cash NOI growth guidance range of 3.75% to 4.75% (+25bps increase).

FIRST QUARTER 2026 HIGHLIGHTS
•GAAP Net loss of $(0.00) per share, NAREIT FFO of $0.35 per share, Normalized FFO of $0.41 per share, and FAD of $112.9 million (payout ratio of 75%)
•Same store cash NOI growth of +6.9%, tenant retention of 93.5% and+4.2% cash leasing spreads
•First quarter lease executions totaled 2.0 million square feet across same store properties and redevelopment projects, including 286,000 square feet of new lease executions
•During the first quarter, the Company completed total transactions of approximately $125 million, including the first new acquisition in the KKR joint venture since formation for $89 million ($18 million at the Company's pro rata share) and dispositions of $33 million
•Net Debt to Adjusted EBITDA of 5.5x adjusted for expected mortgage note receivable repayment in the second quarter
•Repurchased 5.7 million shares of common stock at an average price of $17.38 per share for a total of $100 million
•Received $400 million commitments from existing Bank Group for a new unsecured delayed draw term loan expected to close in May 2026; the Company will have the ability to draw the proceeds at any time over the 12-month period post-closing
•As part of ongoing Board Refreshment initiatives, longtime director Jay Leupp announced he will retire following our upcoming Annual Meeting of Shareholders on May 19, 2026

FIRST QUARTER 2026 RESULTS

	FIRST QUARTER ENDED
	2026		2025
(in thousands, except per share amounts)	AMOUNT	PER SHARE	AMOUNT	PER SHARE
GAAP Net loss	$(56)	$(0.00)	$(44,873)	$(0.13)
NAREIT FFO, diluted	$123,698	$0.35	$123,774	$0.35
Normalized FFO, diluted	$144,382	$0.41	$137,722	$0.39

LEASING ACTIVITY
During the first quarter, the Company executed 291 new and renewal leases for 2.0 million square feet with a weighted average lease term of 7.7 years and average annual escalators of 3.1%. Key highlights include:
•Atlanta, GA. 176,000 square feet of new and renewal leases with Wellstar Health System, maintaining greater than 90% occupancy across six on-campus MOBs
•Charlotte, NC. Renewed 153,600 square feet with Advocate Health across five buildings that are 93% occupied
•Charleston, SC. Renewed 54,600 square feet with MUSC Health across two buildings that are 100% occupied
•Albany, NY. Executed two new leases with St. Peter's Health for clinic space and an ASC totaling 63,500 square feet in a redevelopment project
•Various. Renewed approximately 736,000 square feet at eight single-tenant properties with a weighted average remaining lease term of less than three years; on average, extended the leases by nearly 10 years with strong cash leasing spreads

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CAPITAL ALLOCATION
Acquisitions and Dispositions
During the first quarter, the Company completed approximately $125 million of transaction activity. Key highlights include:
•Birmingham, AL. Acquired a state-of-the-art MOB attached to a market-leading hospital with an existing joint venture partner for $89 million ($18 million investment at share). The Company now owns two properties at this hospital campus and nearly 650,000 square feet in the market
•Oklahoma City, OK. Opportunistically disposed of two assets for $12 million in a direct sale to the affiliated health system

Development and Redevelopment
During the first quarter, the Company added two new redevelopment projects ($31 million), completed one redevelopment project, and made significant progress on its development and redevelopment pipeline, advancing several key projects across major markets. Key highlights include:
•Charlotte, NC. Completed redevelopment of two MOBs in a rapidly growing market adjacent to the Novant Health Huntersville Medical Center. The $35 million project is 98% leased by a mix of hospital and physician practices including cardiology, oncology, women's health, dermatology and imaging
•Boston, MA. Commenced a 155,000 square foot redevelopment connected to Tufts Medical Center in downtown Boston. The $25 million project will modernize the fully leased property and provide a space for Tufts Medicine to deliver world-class healthcare

Balance Sheet
•Net Debt to Adjusted EBITDA of 5.5x. As of March 31, 2026, the Company had approximately $1.2 billion of liquidity on the revolving facility and cash on hand
•In the first quarter, the Company repurchased 5.7 million shares of common stock at an average price of $17.38 per share for a total of $100 million
•On February 12, 2026, Healthcare Realty established its inaugural commercial paper program, with a total size of up to $600 million. At the end of the first quarter, the Company had $251 million outstanding at a weighted average interest rate of 4.2%, representing over 30bps savings compared to our drawn revolving facility rate
•Extended $400 million swaps to January 2029 at a fixed SOFR rate of 3.3%
•The Company has received $400 million of commitments from its existing Bank Group for a new unsecured delayed draw term loan that is expected to close in May 2026. The Company will have the ability to draw the proceeds at any time over the 12-month period post-closing

BOARD REFRESHMENT
As part of the Company’s ongoing Board Refreshment initiatives, longtime director Jay Leupp announced he will retire following our upcoming Annual Meeting of Shareholders on May 19, 2026. “On behalf of the entire company and our shareholders, I would like to thank Jay for his tireless commitment and leadership for our organization since 2020,” commented Peter Scott, CEO. Added Jay Leupp, “As the longest tenured independent director at Healthcare Realty and a firm believer in continuing Board refreshment, I decided to retire from the Board of Directors at the conclusion of my seventh term. I would like to thank Healthcare Realty shareholders for giving me the opportunity to serve as an independent director, and I plan to remain a fellow shareholder in the years ahead. I wish the very best to our talented CEO, management team and best-in-class Board of Directors in their continued drive to grow shareholder value.”

DIVIDEND
The Board unanimously approved a common stock dividend in the amount of $0.24 per share to be paid on May 22, 2026, to Class A common stockholders of record on May 11, 2026. Additionally, the eligible holders of operating partnership units will receive a distribution of $0.24 per unit, equivalent to the Company's Class A common stock dividend.

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GUIDANCE
The Company's increased 2026 per share estimated guidance ranges are as follows:

		2026 GUIDANCE
	ACTUAL	PRIOR		CURRENT
	1Q 2026	LOW	HIGH	LOW	HIGH
Earnings per share	$(0.00)	$(0.05)	$0.05	$(0.05)	$0.05
NAREIT FFO per share	$0.35	$1.44	$1.50	$1.45	$1.51
Normalized FFO per share	$0.41	$1.58	$1.64	$1.59	$1.65
Same Store Cash NOI growth	6.9%	3.5%	4.5%	3.75%	4.75%
The 2026 annual guidance range reflects the Company's view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, interest rates, and operating and general and administrative expenses. The Company's guidance does not contemplate impacts from gains or losses from dispositions, potential impairments, or debt extinguishment costs, if any. The Company's guidance also does not include any future acquisitions, developments or share issuances or repurchases, other than as discussed in the detailed guidance assumptions on Page 11 of the 1Q 2026 Supplemental. There can be no assurance that the Company's actual results will not be materially higher or lower than these expectations. If actual results or timing vary from these assumptions, the Company's expectations may change. See Page 11 of the 1Q 2026 Supplemental for additional details and assumptions.

EARNINGS CALL
On Friday, May 1, 2026, at 9:00 a.m. Eastern Time, Healthcare Realty Trust has scheduled a conference call to discuss earnings results, quarterly activities, general operations of the Company and industry trends.
Simultaneously, a webcast of the conference call will be available to interested parties at https://investors.healthcarerealty.com/corporate-profile/webcasts under the Investor Relations section. A webcast replay will be available following the call at the same address.
Live Conference Call Access Details:
•Domestic Dial-In Number: +1 800-715-9871 access code 4950066
•All Other Locations: +1 646-307-1963 access code 4950066
Replay Information:
•Domestic Dial-In Number: +1 800-770-2030 access code 4950066
•All Other Locations: +1 609-800-9909 access code 4950066

ABOUT HEALTHCARE REALTY
Healthcare Realty Trust Incorporated (NYSE: HR) is the largest public, pure-play owner, operator and developer of medical outpatient buildings in the United States.
For additional information contact InvestorRelations@healthcarerealty.com.

Additional information regarding the Company, including this quarter's operations, can be found at www.healthcarerealty.com. In addition to the historical information contained within, this press release contains certain forward-looking statements with respect to the Company. Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “target,” “intend,” “plan,” “estimate,” “project,” “continue,” “should,” “could," "budget" and other comparable terms. These forward-looking statements are based on the Company's current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties. Such risks and uncertainties include, among other things, the following: the Company’s expected results may not be achieved; risks related to future opportunities and plans for the Company, including the uncertainty of expected future financial performance and results of the Company; pandemics or other health crises; increases in interest rates; the availability and cost of capital at expected rates; competition for quality assets; negative developments in the operating results or financial condition of the Company's tenants, including, but not limited to, their ability to pay rent; the Company's ability to reposition or sell facilities with profitable results; the Company's ability to release space at similar rates as vacancies occur; the Company's ability to renew expiring leases; government regulations affecting tenants' Medicare and Medicaid reimbursement rates and operational requirements; unanticipated difficulties and/or expenditures relating to future acquisitions and developments; changes in rules or practices governing the Company's financial reporting; the Company may be required under purchase options to sell properties and may not be able to reinvest the proceeds from such sales at rates of return equal to the return received on the properties sold; uninsured or underinsured losses related to casualty or liability; the incurrence of impairment charges on its real estate properties or other assets; other legal and operational matters; and other risks and uncertainties affecting the Company, including those described from time to time under the caption “Risk Factors” and elsewhere in the Company’s filings and reports with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2025. Moreover, other risks and uncertainties of which the Company is not currently aware may also affect the Company's forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements, even if they are subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made, except as required by law. Stockholders and investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in the Company’s filings and reports, including, without limitation, estimates and projections regarding the performance of development projects the Company is pursuing. For a detailed discussion of the Company’s risk factors, please refer to the Company's filings with the SEC, including this report and the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

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Balance Sheet
AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

ASSETS
	1Q 2026	4Q 2025
Real estate properties
Land	$1,060,296	$1,060,254
Buildings and improvements	8,541,368	8,514,165
Lease intangibles	424,502	455,254
Personal property	7,316	7,056
Investment in financing receivables, net	122,346	123,249
Financing lease right-of-use assets	74,703	75,083
Land held for development	57,799	57,535
Total real estate investments	10,288,330	10,292,596
Less accumulated depreciation and amortization	(2,468,461)	(2,397,795)
Total real estate investments, net	7,819,869	7,894,801
Cash and cash equivalents	26,235	26,172
Assets held for sale, net	123,411	143,580
Operating lease right-of-use assets	202,710	204,906
Investments in unconsolidated joint ventures	467,459	453,607
Other assets, net	508,480	487,795
Total assets	$9,148,164	$9,210,861

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS, AND STOCKHOLDERS' EQUITY
Liabilities
Notes and bonds payable	$4,103,918	$3,911,423
Accounts payable and accrued liabilities	137,712	211,071
Liabilities of properties held for sale	13,576	15,160
Operating lease liabilities	162,380	162,922
Financing lease liabilities	73,679	73,130
Other liabilities	159,888	160,530
Total liabilities	4,651,153	4,534,236

Redeemable non-controlling interests	3,339	3,252

Stockholders' equity
Preferred stock, $0.01 par value; 200,000 shares authorized	—	—
Common stock, $0.01 par value; 1,000,000 shares authorized	3,465	3,516
Additional paid-in capital	9,040,690	9,137,257
Accumulated other comprehensive (loss) income	(2,421)	(5,174)
Cumulative net income attributable to common stockholders	128,182	128,238
Cumulative dividends	(4,730,746)	(4,646,944)
Total stockholders' equity	4,439,170	4,616,893
Non-controlling interest	54,502	56,480
Total equity	4,493,672	4,673,373
Total liabilities, redeemable non-controlling interests, and stockholders' equity	$9,148,164	$9,210,861

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Income Statements
AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

	FIRST QUARTER ENDED		FULL YEAR
	2026	2025	2025
Revenues
Rental income	$267,575	$288,857	$1,138,056
Interest income	3,712	3,731	14,275
Other operating	7,703	6,389	28,215
Total revenues	278,990	298,977	1,180,546
Expenses
Property operating	100,058	109,897	424,855
General and administrative	17,343	13,530	72,569
Normalizing items [1]	(7,562)	(502)	(26,318)
Normalized general and administrative	9,781	13,028	46,251
Transaction costs	937	1,011	2,029
Depreciation and amortization	128,985	156,035	588,186
Total expenses	247,323	280,473	1,087,639
Other income (expense)
Interest expense before merger-related fair value	(32,899)	(44,366)	(166,396)
Merger-related fair value adjustment	(10,991)	(10,446)	(42,593)
Interest expense	(43,890)	(54,812)	(208,989)
Gain on sales of real estate properties and other assets	10,777	2,904	235,389
Loss on extinguishment of debt	(21)	—	(451)
Impairment of real estate assets and credit loss recoveries (reserves)	984	(12,081)	(364,598)
Equity income (loss) from unconsolidated joint ventures	496	1	(188)
Interest and other income (expense), net	8	95	(3,555)
Total other income (expense)	(31,646)	(63,893)	(342,392)
Net income (loss)	$21	$(45,389)	$(249,485)
Net (income) loss attributable to non-controlling interests	(77)	516	3,414
Net loss attributable to common stockholders	$(56)	$(44,873)	$(246,071)

Basic earnings per common share	$(0.00)	$(0.13)	$(0.71)
Diluted earnings per common share	$(0.00)	$(0.13)	$(0.71)

Weighted average common shares outstanding - basic	347,439	349,539	349,798
Weighted average common shares outstanding - diluted [2]	347,439	349,539	349,798

1Normalizing items primarily include restructuring, severance-related costs and other.
2Potential common shares are not included in the computation of diluted earnings per share when a loss exists (or when dividends paid are greater than income), as the effect would be an antidilutive per share amount. As a result, the outstanding limited partnership units in the Company's operating partnership ("OP"), totaling 4,278,028 units were not included.

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FFO, Normalized FFO and FAD
AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

	FIRST QUARTER ENDED		FULL YEAR
	2026	2025	2025
Net loss attributable to common stockholders	$(56)	$(44,873)	$(246,071)
Net loss attributable to common stockholders/diluted share	$(0.00)	$(0.13)	$(0.71)

Gain on sales of real estate assets	(10,777)	(2,904)	(235,389)
Impairments of real estate assets	16	10,145	361,090
Real estate depreciation and amortization	127,921	155,288	586,146
Non-controlling loss from operating partnership units	(10)	(599)	(3,497)
Unconsolidated JV depreciation, amortization and impairment	6,604	6,717	27,769
NAREIT FFO	$123,698	$123,774	$490,048
NAREIT FFO per common share - diluted	$0.35	$0.35	$1.38

Transaction costs	937	1,011	2,029
Debt financing costs	116	—	5,107
Restructuring and severance-related charges	7,562	502	26,318
Merger-related fair value adjustment	10,991	10,446	42,593
Other	1,078	1,989	2,851
Normalized FFO	$144,382	$137,722	$568,946
Normalized FFO per common share - diluted	$0.41	$0.39	$1.61

Non-real estate depreciation and amortization	663	1,269	6,114
Non-cash interest amortization, net	1,367	1,217	5,126
Straight-line amortization, net	(10,291)	(7,891)	(29,392)
Stock-based compensation	3,927	3,028	13,609
Unconsolidated JV non-cash items	(89)	(253)	(1,420)
Other	—	94	952
Maintenance capex	(27,101)	(32,966)	(115,633)
FAD	$112,858	$102,220	$448,302
Quarterly dividends and OP distributions	$84,814	$109,840	$391,368
FFO wtd avg common shares outstanding - diluted [1]	352,211	353,522	354,454

1The Company utilizes the treasury stock method, which includes the dilutive effect of nonvested share-based awards outstanding of 493,403 for the three months ended March 31, 2026. Also includes the diluted impact of 4,278,028 OP units outstanding.

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Non-GAAP Measures

Management considers funds from operations ("FFO"), FFO per share, normalized FFO, normalized FFO per share, and funds available for distribution ("FAD") to be useful non-GAAP measures of the Company's operating performance. A non-GAAP financial measure is generally defined as one that purports to measure historical financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable measure determined in accordance with GAAP. Set forth below are descriptions of the non-GAAP financial measures management considers relevant to the Company's business and useful to investors.

The non-GAAP financial measures presented herein are not necessarily identical to those presented by other real estate companies due to the fact that not all real estate companies use the same definitions. These measures should not be considered as alternatives to net income (determined in accordance with GAAP), as indicators of the Company's financial performance, or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of the Company's liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of the Company's needs.

FFO and FFO per share are operating performance measures adopted by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). NAREIT defines FFO as “net income (computed in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.” The Company defines Normalized FFO as FFO excluding acquisition-related expenses and other normalizing items that are unusual and infrequent in nature. FAD is presented by adding to Normalized FFO non-real estate depreciation and amortization, deferred financing fees amortization, and share-based compensation expense; and subtracting maintenance capital expenditures, including second generation tenant improvements and leasing commissions paid and straight-line rent income, net of expense. The Company's definition of these terms may not be comparable to that of other real estate companies as they may have different methodologies for computing these amounts. FFO, Normalized FFO and FAD do not represent cash generated from operating activities determined in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs. FFO, Normalized FFO and FAD should not be considered an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO, Normalized FFO and FAD should be reviewed in connection with GAAP financial measures.

Management believes FFO, FFO per share, Normalized FFO, Normalized FFO per share, and FAD provide an understanding of the operating performance of the Company’s properties without giving effect to certain significant non-cash items, including depreciation and amortization expense. Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. However, real estate values instead have historically risen or fallen with market conditions. The Company believes that by excluding the effect of depreciation, amortization, gains or losses from sales of real estate, and other normalizing items that are unusual and infrequent, FFO, FFO per share, Normalized FFO, Normalized FFO per share and FAD can facilitate comparisons of operating performance between periods. The Company reports these measures because they have been observed by management to be the predominant measures used by the REIT industry and by industry analysts to evaluate REITs and because these measures are consistently reported, discussed, and compared by research analysts in their notes and publications about REITs.

Cash NOI and Same Store Cash NOI are key performance indicators. Management considers these to be supplemental measures that allow investors, analysts and Company management to measure unlevered property-level operating results. The Company defines Cash NOI as rental income plus interest from financing receivables less property operating expenses. Cash NOI excludes non-cash items such as above and below market lease intangibles, straight-line rent, lease inducements, lease termination fees, financing receivable amortization, tenant improvement amortization and leasing commission amortization. Cash NOI is historical and not necessarily indicative of future results.

Same Store Cash NOI compares Cash NOI for stabilized properties. Stabilized properties are properties that have been included in operations for the duration of the year-over-year comparison period presented. Accordingly, stabilized properties exclude properties that were recently acquired or disposed of, properties classified as held for sale, properties undergoing redevelopment, and newly redeveloped or developed properties.
The Company utilizes the redevelopment classification for properties where management has approved a change in strategic direction through the application of additional resources, including an amount of capital expenditures significantly above routine maintenance and capital improvement expenditures.
Any recently acquired property will be included in the same store pool once the Company has owned the property for five full quarters. Newly developed or redeveloped properties will be included in the same store pool five full quarters after substantial completion.

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